As filed with the Securities and Exchange Commission on August 12, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_____________________________________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________________________________________________

NOODLES & COMPANY
(Exact name of registrant as specified in its charter)
_____________________________________________________________

Delaware (State or other jurisdiction of incorporation or organization)	520 Zang Street, Suite D Broomfield, CO 80021 (Address of Principal Executive Offices Including Zip Code)	84-1303469 (I.R.S. Employer Identification Number)
_____________________________________________________________

Noodles & Company 2024 Inducement Plan
(Full title of the plan)

Drew Madsen
Chief Executive Officer
520 Zang Street, Suite D
Broomfield, CO 80021
(720) 214-1900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael Collins Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036-5306 Telephone: (202) 887-3551
_____________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Noodles & Company, a Delaware corporation (the “Company” or the “Registrant”), to register 500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to future equity awards under the Noodles & Company 2024 Inducement Plan (the “Plan”) that may be granted exclusively to individuals who were not previously employees or directors of the Company, as an inducement material to acceptance of employment with the Company or any of its affiliates within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. The Plan was approved by the Company’s Board of Directors in compliance with and in reliance on Rule 5635(c)(4) of the Nasdaq Listing Rules.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that the Company files later with the SEC will automatically update and in some cases supersede this information. Specifically, the Company incorporates by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2024 filed with the SEC on March 8, 2024 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2024 filed with the SEC on May 9, 2024 and for the fiscal quarter ended July 2, 2024 filed with the SEC on August 8, 2024;

(c) The Company’s Current Reports on Form 8-K filed with the SEC on March 7, 2024, April 19, 2024, May 16, 2024, June 11, 2024 and June 25, 2024;

(d) The description of the Common Stock filed as Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 29, 2020, including any amendment or report filed with the SEC for the purpose of updating such description; and

(e) Future filings the Company and the Plan make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of any post-effective amendment to this Registration Statement which indicates that all securities offered under this Registration Statement have been sold or which deregisters all such securities then remaining unsold. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein, including in any exhibit, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article Eleven of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) limits the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty. Article VI of the Company’s Second Amended and Restated Bylaws (the “Bylaws”) requires the Company to indemnify and hold harmless directors and officers against any expense, liability and loss that may be incurred by such individual in connection with the carrying on of their duties with the Company. These provisions of the Certificate and Bylaws are collectively referred to herein as the “Director Liability and Indemnification Provisions.”

The Director Liability and Indemnification Provisions define and clarify the rights of individuals, including Company directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of litigation against them. These provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors’ liability for monetary damages and with other existing DGCL provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its shareholders. Decisions made on that basis are protected by the so-called “business judgment rule.” The business judgment rule is designed to protect directors from personal liability to the corporation or its shareholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve, as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual’s willingness to serve as director of a Delaware corporation. The DGCL has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

This description of the Director Liability and Indemnification Provisions is intended as a summary only and is qualified in its entirety by reference to the Certificate and the Bylaws, both of which have been filed with the SEC and are included as an exhibit to this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not applicable.

II-1

Item 8. Exhibits.

Description of Exhibit Incorporated Herein by Reference
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of the Company	S-1	333-192402	November 19, 2013	3.1
4.2	Second Amended and Restated Bylaws of the Company	8-K	001-35987	August 24, 2015	3.1
5.1	Opinion of Gibson, Dunn & Crutcher LLP					X
23.1	Consent of Ernst & Young LLP					X
23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (included on signature page hereto)					X
99.1	Noodles & Company 2024 Stock Inducement Plan					X
107.1	Filing Fee Table					X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on August 12, 2024.

NOODLES & COMPANY

By: /s/ DREW MADSEN
Drew Madsen
Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Mike Hynes as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ DREW MADSEN
Drew Madsen	Director, Chief Executive Officer (principal executive officer)	August 12, 2024
/s/ MIKE HYNES
Mike Hynes	Chief Financial Officer (principal financial officer)	August 12, 2024
/s/ KATHY LOCKHART
Kathy Lockhart	Chief Accounting Officer (principal accounting officer)	August 12, 2024
/s/ JEFFREY JONES
Jeffrey Jones	Chairman of the Board	August 12, 2024

/s/ MARY EGAN
Mary Egan	Director	August 12, 2024
/s/ ROBERT HARTNETT
Robert Hartnett	Director	August 12, 2024
/s/ ELISA SCHREIBER
Elisa Schreiber	Director	August 12, 2024
/s/ BRITAIN PEAKES
Britain Peakes	Director	August 12, 2024
/s/ SHAWN TAYLOR
Shawn Taylor	Director	August 12, 2024